Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 2, 2024, relating to the financial statements of General Electric Company, and the effectiveness of General Electric Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of General Electric Company for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 2, 2024